INVIVO CORPORATION AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in Thousands, Except Per Share Amounts)	Exhibit 99.1
	(Unaudited) December 31, 2003	June 30, 2003

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,095	$1,275
Short-term Investments	8,573	8,258
Trade accounts receivable, net	17,095	16,047
Costs and estimated earnings in excess of
billings on uncompleted contracts	-
Inventories	12,401	12,017
Deferred income taxes	2,053	1,913
Prepaid expenses and other	864	534

TOTAL CURRENT ASSETS	42,081	40,044

Property, plant and equipment, net	6,802	6,859

INTANGIBLE AND OTHER ASSETS
Goodwill	12,222	12,222
Other intangibles, net	-	-
Other assets	279	208

TOTAL ASSETS	$61,384	$59,333

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$113	$113
Accounts payable	4,770	3,747
Accrued expenses and other current liabilities	6,813	7,208
Accrued Income Taxes	736	1,709
Other Current Liabilities	-	394

TOTAL CURRENT LIABILITIES	12,432	13,171

LONG-TERM DEBT, less current portion	1,294	1,351
DEFERRED INCOME TAXES	714	714
Total Shareholders’ equity	46,944	44,097

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$61,384	$59,333